SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Dada Nexus Limited

(Name of Issuer)

Ordinary Shares, par value $0.0001 per share

(Title of Class of Securities)

23344D1081**

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares (“ADSs”). One ordinary share represents four ADSs.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SC CHINA GROWTH III CO-INVESTMENT 2015-A, L.P. (“SC CHINA GROWTH III CO-INVESTMENT 2015-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,629,141
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,629,141

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,629,141
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SCC GROWTH I HOLDCO A, LTD. (“SC GROWTH I HOLDCO A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,272,607
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,272,607

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,272,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SCC VENTURE V HOLDCO I, LTD (“SCC VENTURE V HOLDCO I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 54,480,788
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 54,480,788

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,480,788
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SC CHINA GROWTH III MANAGEMENT, L.P. (“SC CHINA GROWTH III MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

5,629,141, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

5,629,141, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,629,141
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P. (“SEQUOIA CAPITAL CHINA GROWTH FUND I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,272,607, of which 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,272,607, of which 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,272,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA VENTURE FUND V, L.P. (“SEQUOIA CAPITAL CHINA VENTURE FUND V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 54,480,788, of which 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 54,480,788, of which 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,480,788
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I, L.P. (“SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

7,272,607, of which 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

7,272,607, of which 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,272,607
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SC CHINA VENTURE V MANAGEMENT, L.P. (“SC CHINA VENTURE V MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

54,480,788, of which 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

54,480,788, of which 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,480,788
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%[1]
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SC CHINA HOLDING”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

67,382,536, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A, 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A and 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of each of SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

67,382,536, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A, 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A and 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of each of SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,382,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP CHINA ENTERPRISES”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

67,382,536, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A, 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A and 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of each of SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

67,382,536, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A, 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A and 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of each of SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,382,536
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

1	NAME OF REPORTING PERSON URM MANAGEMENT LIMITED (“URM MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,884
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,884

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,884
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

CUSIP No. 25985W105	SCHEDULE 13G	Page 13 of 17 Pages

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,553,208
	6

  SHARED VOTING POWER

67,393,420, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A, 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A, 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I and 10,884 shares are directly owned by URM MANAGEMENT. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of each of SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns each of SNP CHINA ENTERPRISES and URM MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 1,553,208
	8

  SHARED DISPOSITIVE POWER

67,393,420, of which 5,629,141 shares are directly owned by SC CHINA GROWTH III CO-INVESTMENT 2015-A, 7,272,607 shares are directly owned by SCC GROWTH I HOLDCO A, 54,480,788 shares are directly owned by SCC VENTURE V HOLDCO I and 10,884 shares are directly owned by URM MANAGEMENT. The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANAGEMENT. The General Partner of each of SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I and SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns each of SNP CHINA ENTERPRISES and URM MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,946,628
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%[1]
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 934,428,565.00 shares of Class A ordinary shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on December 3, 2020.

ITEM 1.

(a)	Name of Issuer:

Dada Nexus Limited

(b)	Address of Issuer’s Principal Executive Offices:

22/F, Oriental Fisherman’s Wharf

No. 1088 Yangshupu Road

Yangpu District, Shanghai 200082

ITEM 2.

(a)	Name of Persons Filing:

SC China Growth III Co-Investment 2015-A, L.P.

SCC Growth I Holdco A, Ltd.

SCC Venture V Holdco I, Ltd.

SC China Growth III Management, L.P.

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Venture Fund V, L.P.

Sequoia Capital China Growth Fund Management I, L.P.

SC China Venture V Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

URM Management Limited

Neil Nanpeng Shen

The General Partner of SC CHINA GROWTH III CO-INVESTMENT 2015-A is SC CHINA GROWTH III MANAGEMENT. The General Partner of SC CHINA GROWTH III MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

The sole shareholder of SCC GROWTH I HOLDCO A is SEQUOIA CAPITAL CHINA GROWTH FUND I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND I is SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I. The General Partner of SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

The sole shareholder of SCC VENTURE V HOLDCO I is SEQUOIA CAPITAL CHINA VENTURE FUND V. The General Partner of SEQUOIA CAPITAL CHINA VENTURE FUND V is SC CHINA VENTURE V MANGAEMENT. The General Partner of SC CHINA VENTURE V MANAGEMENT is SC CHINA HOLDING. SC CHINA HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

NS wholly owns URM MGMT.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SC CHINA GROWTH III CO-INVESTMENT 2015-A, SCC GROWTH I HOLDCO A, SCC VENTURE V HOLDCO I, SC CHINA GROWTH III MANAGEMENT, SEQUOIA CAPITAL CHINA GROWTH FUND I, SEQUOIA CAPITAL CHINA VENTURE FUND V, SC CHINA GROWTH FUND MANAGEMENT I, SC CHINA VENTURE V MANAGEMENT, SC CHINA HOLDING, URM MGMT: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

(d)	CUSIP Number:

23344D1081

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

SC China Growth III Co-Investment 2015-A, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SCC Growth I Holdco A, Ltd.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SCC Venture V Holdco I, Ltd.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth III Management, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund I, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Venture Fund V, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund Management I, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Venture V Management, L.P.

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

URM Management Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen